EXHIBIT 10.1
SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (“Severance Agreement”) is executed this 17th day of April, 2007, by and between Howard W. Brodie (“Employee”) who resides at 123 West 93rd St., New York, New York and Emcore Corporation (“Emcore” or the “Company”). Employee and Emcore shall sometimes be referred to herein as the “Parties” and shall sometimes be referred to individually as “Party.”

1. Employee’s employment is terminated effective April 27, 2007.

2. (a) On October 31, 2007, Emcore shall pay to Employee 68 weeks of his salary in a lump-sum payment plus an amount equal to 68 weeks of Employee’s automobile, garage and auto insurance expenses (“Severance”). The total Severance, which will be paid to Employee, is equal to $313,939 ($292,400 +$21,539), less applicable tax withholdings and deductions.

(b) In accordance with the Company’s health plans, Employee will be eligible to exercise his rights to continued health insurance coverage for Employee, and, where applicable, Employee’s spouse and eligible dependents, at Employee’s expense (subject to the foregoing), upon termination of the Employee’s employment pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended. To the extent Employee elects COBRA continuation coverage, the Company shall continue to pay the employer’s portion of the COBRA premiums for the period of time that Employee is eligible for COBRA continuation coverage, up to a maximum of 68 weeks, equal to the amount that the Company would have otherwise paid for health insurance coverage if Employee were an active employee during such time. Up until the Severance payment is made, the Company will also pay Employee’s portion of the COBRA premiums, the total of which shall then be deducted from the Severance payment. After the Severance payment is made, Employee shall be responsible for paying Employee’s portion of COBRA premiums. Nothing herein shall be construed as extending or delaying the start date of the COBRA coverage period for Employee.

All voluntary payroll deductions, including but not limited to 401(k), ESPP and term life, will cease effective the date of termination.

(c) If Employee is rehired by Emcore, Emcore shall no longer be obligated to make any severance payment under Paragraph 2(a) above that would otherwise be due and owing after the effective date of employee's rehiring. Employee acknowledges and agrees that the cessation of severance payments under this provision shall not affect the validity or enforceability of Paragraph 5 of this Agreement.

(d) Emcore shall pay Employee $55,341, less applicable tax withholdings and deductions, representing the amount earned by Employee under EMCORE’s 2006 Executive Cash Bonus Plan on the earlier to occur of (x) payment of the cash bonus under the 2006 Executive Cash Bonus Plan to the CEO and (y) October 31, 2007.

(e) Emcore will also reimburse Employee for all business expenses incurred by Employee through April 27, 2007 within thirty days of receipt of Employee’s expense report.

3. Employee agrees and acknowledges that the payments and benefits provided for in Paragraph 2 exceed any benefits to which he or she would otherwise be entitled under any policy, plan, and/or procedure of Emcore or any agreement with Emcore. Employee agrees and acknowledges that the payment of Severance (or any other payments hereunder) shall not be construed as a guarantee of any particular tax treatment for such payment. Except for the Severance and benefits set forth in Paragraph 2, Employee acknowledges that Employee has received all wages, bonuses, salaries, fees, vacation pay, benefits or any other form of compensation to which Employee was entitled.

4. Employee shall have twenty-one (21) days from the date of his receipt of this Agreement to consider the terms and conditions of the Agreement. Employee may accept this Agreement by signing and returning it to Ms. Monica Van Berkel, Vice President, Human Resources, Emcore Corporation, or her successor to 2015 W. Chestnut Street, Alhambra, CA 91803, no later than 5:00 p.m. on the twenty-first (21st) day after Employee’s receipt of this Agreement (“Agreement and Release Return Date”). Thereafter, Employee will have seven (7) days to revoke this Agreement by stating his desire to do so in writing to Ms. Van Berkel or her successor at the address listed above, and delivering it to Ms. Van Berkel or her successor no later than 5:00 p.m. on the seventh (7th) day following the date Employee signs this Agreement. The effective date of this Agreement shall be the (8th) day following Employee’s signing of this Agreement (the “Release Effective Date”), provided the Employee does not revoke the Agreement during the revocation period described above. In the event Employee does not accept this Agreement as set forth above, or in the event Employee revokes this Agreement during the revocation period, this Agreement, including but not limited to the obligation of Emcore and its subsidiaries and affiliates to provide the payments and benefits referred to in Paragraph 2 above, shall automatically be deemed null and void.

5. (a) In consideration of the payments and benefits referred to in Paragraph 2, Employee for himself and on behalf of his heirs, executors, and assigns (hereinafter collectively referred to as the “Releasors”), forever releases and discharges Emcore and any and all of its parent corporations, subsidiaries, divisions, affiliated entities, predecessors, successors and assigns, and any and all of its or their employee benefit and/or pension plans or funds, and any of its or their past or present officers, directors, stockholders, agents, trustees, administrators, employees or assigns (whether acting as agents for such entities or in their individual capacities) (hereinafter collectively referred to as “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common-law, statutory, decisional, federal, state, local or otherwise), whether known or unknown, which Releasors ever had, now have or may have against Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of the world up to and including the Release Effective Date relating to or arising from Employee’s employment with the Company or the termination thereof; provided, however, that Releasors do not release Emcore from any defense, indemnification or reimbursement obligation that Emcore has or may have to Employee by law, under Emcore’s By-Laws or under any insurance policy in effect including, but not limited to, by reason of Employee’s (i) performance of his duties as General Counsel, Chief Legal Officer, Secretary or executive officer of Emcore, (ii) conduct in connection with the granting and accounting for stock options or investigation and analysis of past stock option grant practices, or (iii) any post-employment consulting arrangements that Employee may provide to Emcore; and provided further that Releasors do not release Releasees from any breaches of this Agreement.

(b)  Without limiting the generality of the foregoing subparagraph (a), this Agreement is intended to and shall release the Releasees from any and all claims arising out of Employee’s employment with the Company and/or the termination of Employee’s employment, including but not limited to any claim(s) under or arising out of (i) the Age Discrimination in Employment Act, as amended, or the Older Workers Benefit Protection Act; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Americans with Disabilities Act, as amended; (iv) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (excluding claims for accrued, vested benefits under any employee benefit plan of Emcore in accordance with the terms of such plan and applicable law); (v)  the New Mexico Human Rights Act; (vi) the California Fair Employment and Housing Act; (vii) the California Equal Pay Law; (viii) the California Sexual Orientation Bias Law; (ix) the California Labor and Government Codes; (x) the California Unruh Act; (xi) the New Jersey Law Against Discrimination, the New Jersey Equal Pay Act, the New Jersey Family Leave Act; (xii) the Illinois Human Rights Act; (xiii) the Virginia Human Rights Act; (xiv) the Pennsylvania Human Relations Act; (xv) alleged discrimination or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (xvi) the terms and conditions of Employee’s employment with Emcore, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding that termination; and (xvii) any law (statutory or decisional) providing for attorneys’ fees, costs, disbursements and/or the like.

(c) As a further consideration and inducement for this Agreement, to the extent permitted by law, Employee hereby waives and releases any and all rights under Section 1542 of the California Civil Code or any analogous state, local, or federal law, statute, rule, order or regulation that Employee has or may have with respect to the Releasees. California Civil Code Section 1542 reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee hereby expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages, as well as any that are now disclosed, arising prior to Employee’s execution of this Agreement. This release does not extend to those rights, which as a matter of law cannot be waived, including but not limited to unwaivable rights Employee may have under the California Labor Code. Nothing in this Agreement shall limit Employee’s right to file a charge or complain with any state or federal agency or to participate or cooperate in such a manner. In the event that any claim or suit is brought on behalf of Employee, Employee waives any and all rights to receive monetary damages or injunctive relief in his favor.

6. (a) Employee agrees that he has not and will not engage in any conduct that is injurious to Emcore’s or Releasee’s reputation or interest, including but not limited to, (i) divulging, communicating, or in any way making use of any confidential or proprietary information acquired in the performance of his duties at Emcore, except as required by law, or (ii) publicly disparaging (or inducing or encouraging others to publicly disparage) Emcore or Releasees.
            (b) Employee agrees to return to Emcore any and all originals of documents, materials, records or other items in his possession or control belonging to Emcore or containing proprietary information relating to Emcore, but may retain copies thereof for archival and legal defense purposes. Employee agrees to remove all Emcore proprietary information from his laptop. Employee shall be permitted to retain his laptop computer and cell phone. Emcore shall continue to pay Employee’s cell phone charges until April 27, 2007.

            (c) Employee acknowledges that the terms of the Confidentiality and Invention Assignment Agreement (“Confidentiality Agreement”) between Employee and Emcore signed by the Employee during his employment, remains in full force and effect, and Employee agrees and acknowledges that he is bound by its terms. Without limiting the generality of the foregoing, Emcore acknowledges that pursuant to N.J. Advisory Committee on Professional Ethics Opinion 708 (July 10, 2006) Employee is not bound by the non-compete and non-solicitation covenants contained in his Confidentiality Agreement. Employee understands and acknowledges that as counsel to Emcore and, where appropriate, affiliated entities (collectively, the “Company”), Employee has owed ethical and fiduciary obligations to the Company. Employee further understands and acknowledges that some of these obligations will continue after Employee ceases to be employed by the Company and that these continuing obligations include, at a minimum, the duty to protect information relating to the representation of a client (sometimes referred to as the duty to protect former client confidences and secrets) and the duty to avoid former client conflicts of interest. Employee hereby represents that to the best of Employee’s ability, and in accordance with the Confidentiality Agreement, Employee will fully comply with all such obligations.

7. (a) Employee will reasonably cooperate with Emcore and/or its subsidiaries and affiliates and its/their counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which Employee was involved or of which Employee has knowledge, including without limitation the filing of all Emcore’s periodic reports required by the Securities Exchange Act of 1934 and completion of all matters related to the options investigation undertaken by the Special Committee of Emcore’s Board of Directors. Emcore will continue to indemnify, defend and reimburse Employee in accordance with the terms of Emcore’s By-Laws and insurance policies and will also compensate Employee for his reasonable travel and lodging expenses for any time that Employee is required to devote to such investigation, administrative proceeding or litigation. Emcore shall compensate Employee at the rate of $350/hour for any time that Employee is required to devote to such investigation, administrative proceeding or litigation. Employee will be released from this obligation as of September 30, 2007. All payments required by this Paragraph 7(a) shall be paid within 30 days of the date that Employee performs the relevant service.

(b) Employee agrees that, in the event he is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to Employee’s employment with Releasees, he will give prompt notice of such request to Monica Van Berkel, Vice President, Human Resources, Emcore Corporation, or her successor, and will make no disclosure until Emcore has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure, unless Employee is legally compelled to make such disclosure and, in the opinion of Employee’s counsel, Employee would be prejudiced by not making such disclosure prior to Emcore exercising its rights to contest.

8. The making of this Agreement is not intended, and shall not be construed, as an admission that Releasees or Releasors have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrong whatsoever.

9. The parties agree that this Agreement may not be used as evidence in a subsequent proceeding except in a proceeding to enforce the terms of this Agreement.

10. Employee acknowledges that: (a) he has carefully read this Agreement in its entirety; (b) he has had an opportunity to consider fully the terms of this Agreement; (c) he has been advised by Emcore in writing to consult with an attorney of his choosing in connection with this Agreement; (d) he fully understands the significance of all of the terms and conditions of this Agreement and he has discussed it with his independent legal counsel, or has had a reasonable opportunity to do so; (e) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) he is signing this Agreement voluntarily and of his own free will and assents to all the terms and condition contained herein.

11. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

12. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement; provided, however, that, upon any finding by a court of competent jurisdiction that the release and covenants provided for by Paragraph 5 of this Agreement is illegal, void, or unenforceable, Employee agrees to execute a release, waiver and/or covenant that is legal and enforceable. Emcore may seek appropriate relief in a court of competent jurisdiction, including, but not limited to, permanent or temporary injunctive relief against Employee, without the requirement of posting a bond or other security, for any material breach by Employee of Paragraph 6 and/or 7 of this Agreement.

13. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey, without regard to the conflict of laws provisions thereof.

14. This Agreement (including the Exhibits attached hereto) constitute the complete understanding between the parties and supersede any and all agreements, understandings, and discussions, whether written or oral, between the parties. No other promises or agreements shall be binding unless in writing and signed after the Release Effective Date by the parties to be bound thereby.

15. The Parties acknowledge that Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) imposes an additional tax (the “409A Tax”) on deferred compensation (as defined under Section 409A) that does not meet certain requirements, and that as of the date this Agreement is executed, final regulations implementing Section 409A have not been implemented. The Parties agree that it is not intended that the 409A Tax apply to any payment or the provision of any benefit hereunder, and accordingly, the provisions of this Paragraph 15 shall apply to any payment or benefit to which the 409A Tax would apply, regardless of whether such payment or benefit is explicitly made subject to this Paragraph 15. If any of the Parties reasonably determine that any payment or benefit permitted or required under this Agreement would result in 409A Tax, and if such 409A Tax could be avoided by delaying the payment or postponing the provision of the benefit, the Parties agree to work in good faith to delay or postpone such payment or provision of the benefit until such time as it may be made or provided without the 409A Tax being imposed. If delay or postponement of a payment or the provision of a benefit would not avoid the imposition of the 409A Tax, then the Parties shall promptly agree in good faith on appropriate provisions to avoid such risk without materially changing the economic value of this Agreement to any Party.

/s Howard Brodie  Date: April 17, 2007
Howard W. Brodie

By: /s Reuben F. Richards, Jr.    Date: April 17, 2007
Reuben F. Richards, Jr.
Chief Executive Officer